Exhibit 23.2

MHA Petroleum Consultants, Inc.

14142 Denver West Parkway, Suite 190

Lakewood, CO 80401

August 16, 2006

Heartland Oil and Gas Corp.

1625 Broadway

Denver, Colorado 80202

Gentlemen:

In connection with the Annual Report on Form 10-K for the year ended December 31, 2005, (the Annual Report) of Heartland Oil and Gas Corp. (the Company), we hereby consent to (i) the reference to our “Evaluation of the Oil and Gas Reserves of Heartland Oil and Gas Corporation Lancaster Project Constant Prices and Costs as of January 1, 2006, (the Evaluation) in the Annual Report; and (ii) the use of and reference to the name MHA Petroleum Consultants as the independent petroleum engineering firm that prepared the Evaluation.

Sincerely,

/s/ MHA Petroleum Consultants, Inc.